Exhibit 99.1

BROOKFIELD PROPERTY REIT INC. COMPLETES 2019 ANNUAL FILINGS AND ANNOUNCES

TICKER SYMBOL CHANGE TO “BPYU”

BROOKFIELD NEWS, March 2, 2020 – Brookfield Property REIT Inc. (NASDAQ: BPYU) announced today that it has filed its 2019 annual report on Form 10-K, including its audited financial statements for the year ended December 31, 2019, with the SEC on EDGAR. This document is also available on the website and a hard copy will be provided to shareholders and other interested parties free-of-charge upon request.

Brookfield Property REIT Inc. also announced it has changed the ticker symbol on the Nasdaq Stock Market of its Class A stock from “BPR” to “BPYU” and for its Series A preferred stock from “BPRAP” to “BPYUP”. Trading under the new symbol is effective today, Monday, March 2, 2020.

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About Brookfield Property REIT Inc.

Brookfield Property REIT Inc. is a subsidiary of Brookfield Property Partners L.P., (NASDAQ: BPY; TSX: BPY.UN) one of the world’s largest commercial real estate companies, with approximately $88 billion in total assets. Brookfield Property REIT Inc. was created as a public security that is intended to offer economic equivalence to an investment in Brookfield Property Partners in the form of a U.S. REIT stock.

Brookfield Property Partners are leading owners, operators and investors in commercial real estate, with a diversified portfolio of premier office and retail assets, as well as interests in multifamily, triple net lease, industrial, hospitality, self-storage, student housing and manufactured housing assets.

Contact:

Matt Cherry

Senior Vice President, Investor Relations

Tel: 212-417-7488

Email: matthew.cherry@brookfield.com